Exhibit 2.1

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT, dated as of June 1, 2015 (this “Amendment”), is made among MJ Acquisition Corporation, a Delaware corporation (“Buyer”), Concentra Inc., a Delaware corporation (the “Company”), and Humana Inc., a Delaware corporation (“Seller”).

PRELIMINARY STATEMENTS

WHEREAS, the Company, Buyer and Seller are parties to that certain Stock Purchase Agreement, dated as of March 22, 2015 (the “Purchase Agreement”);

WHEREAS, the Company, Buyer and Seller desire to amend the Purchase Agreement in the manner set forth below;

WHEREAS, pursuant to Section 12.6 of the Purchase Agreement, the consent of each of the parties hereto is required to amend the Purchase Agreement; and

WHEREAS, Seller and Buyer are simultaneously entering into a transition services agreement to cover certain transition services to be provided by Humana to the Company, a copy of which agreement is attached hereto as Exhibit A.

NOW THEREFORE, in consideration of provisions set forth herein and the rights and obligations sent forth in the Purchase Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.              Definitions.  Capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Purchase Agreement.

Section 2.              Amendment to Recital.  The first recital of the Purchase Agreement is hereby amended by deleting “par value $0.01 per share” and replacing it with “par value $1.00 per share”.

Section 3.              Amendment to Definitions.  Section 1.1 of the Purchase Agreement is hereby amended by (i) deleting the last sentence of the definition of “Net Working Capital” and replacing it with the following:  “For the avoidance of doubt, Net Working Capital shall be calculated exclusive of (a) amounts reflecting accruals with respect to the current portion of the Closing Debt Amount or the Company Transaction Expenses, (b) Cash or any deferred Tax liabilities or deferred Tax assets and (c) costs or expenses to be incurred for Transition Expenditures in connection with the accounts payable or any other liability component of Net Working Capital and (ii) adding the following as a term defined therein immediately after the definition of “Transfer Taxes”:

““Transition Expenditures” means any costs or expenses to be incurred by the Company or any of its Subsidiaries or controlled

Affiliates related to the following (i) email and Lync migration from Seller’s data center to the Company’s data center (including hardware costs to create the infrastructure at the Company and other migration costs) or (ii) obtaining or assigning licenses relating to software currently used by the Company or any of its Subsidiaries or controlled Affiliates under licenses held by the Seller or any of its Subsidiaries (other than the Company or any of its Subsidiaries and controlled Affiliates) with Microsoft Corporation with respect to enterprise subscription agreements.”

Section 4.              Amendment to the Net Working Capital Calculation Schedule.  The Net Working Capital Calculation Schedule set forth in Exhibit A of the Purchase Agreement is hereby deleted in its entirety and replaced with the Net Working Capital Calculation Schedule attached hereto as Exhibit B.

Section 5.              Amendment to Purchase Price Calculation. Section 2.2(a) of the Purchase Agreement is hereby amended by (i) deleting the “.” at the end of clause (v) and replacing it with a “,” and (ii) inserting the following at the end thereof: “(vi) minus, an amount equal to $1,600,000.”.

Section 6.              Miscellaneous.

6.1.         Effect of Amendment.  Except as expressly amended or superseded by this Amendment, the Purchase Agreement shall remain in full force and effect.  Upon the execution and delivery of this Amendment, the Purchase Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Purchase Agreement, and this Amendment and the Purchase Agreement shall henceforth be read, taken and construed as one and the same instrument.  Any reference to the Purchase Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.  From and after the date of this Amendment, each reference in the Purchase Agreement to “this Agreement,” “herein,” “hereunder,” “herewith,” “hereby” and hereof’ and words of like import, or to any provision of the Purchase Agreement, as the case may be, unless otherwise stated, refer to the entire Purchase Agreement as a whole or such provision as amended by this Amendment.

6.2.         Counterparts and Electronic Signatures.  This Amendment may be executed and delivered in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other copy of a signature, including execution and delivery of this Amendment by electronic exchange bearing the copies of the signature of a party hereto, shall be deemed an original for purposes of this Amendment.

6.3.         Governing Law.  This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

6.4.         Severability.  Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties hereto under this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MJ ACQUISITION CORPORATION

By:	/s/ Martin F. Jackson
Name: Martin F. Jacksom
Title:

Signature Page to Amendment No. 1 to Purchase Agreement

CONCENTRA INC.

By:	/s/ Ralph M. Wilson
	Name:	Ralph M. Wilson
	Title:	Vice President

HUMANA INC.

By:	/s/ Ralph M. Wilson
	Name:	Ralph M. Wilson
	Title:	Vice President and Associate General Counsel